PRESS RELEASE


BERKSHIRE HILLS BANCORP, INC. TO HOST INVESTOR CONFERENCE IN NEW YORK CITY ON DECEMBER 1, 2005


PITTSFIELD, Mass. - November 29, 2005 - Berkshire Hills Bancorp, Inc. (the "Company") (NASDAQ: BHLB), the holding company for Berkshire Bank, announced today that it is hosting an investor conference on Thursday, December 1, 2005 at 10:00 a.m. (ET) in New York City. Presenting on behalf of the Company will be Lawrence A. Bossidy, Chairman of the Board, Michael P. Daly, President and Chief Executive Officer and other members of senior management. The presentation will focus on the Company's performance and strategies and will provide guidance regarding the Company's expansion plans, projected asset growth, earnings expectations and growth in its lines of business.

The Company expects to file its presentation slides with the Securities and Exchange Commission on December 1, 2005 prior to the start of the conference.

The presentation and any follow-up questions and answers will be archived and available, along with the PowerPoint slides, at the Company's web site, www.berkshirebank.com beginning at approximately 4:00 p.m. on December 1, 2005
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by clicking on the "Dec. 1, 2005 Investor Conference" icon. The presentation and slides will also be available at the following hyperlink until December 1, 2006:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=1125901&eventID
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=1172196 (Due to the length of this URL, it may be necessary to copy and paste it into your Internet browser's URL address field. You may also need to remove an extra space in the URL if one exists.)

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branch offices serving communities throughout Western Massachusetts and Northeastern New York. The Bank is committed to operating as an independent super community bank, delivering exceptional customer service, and offering a broad array of competitively priced retail and commercial products to its customers.


CONTACT:

Berkshire Hills Bancorp, Inc.
Michael P. Daly, 413-236-3194
President and Chief Executive Officer